January 2012 Filed pursuant to Rule 433 dated January 18, 2012 relating to Preliminary Pricing Supplement No. 50 dated January 18, 2012 to Registration Statement No. 333-178081
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in U.S. Equities

Buffered Range Accrual Securities due January    , 2015
All Payments on the Securities Based on the Performance of the S&P 500® Index
Unlike ordinary debt securities, the Buffered Range Accrual Securities due January    , 2015, All Payments on the Securities Based on the Performance of the S&P 500® Index, which we refer to as the securities, do not provide for the regular payment of interest and provide for a minimum payment at maturity that will be determined only on the pricing date, as described below, (plus accrued and unpaid interest, if any).  Instead, the securities offer the opportunity for investors to earn a contingent monthly coupon based on the number of index business days, if any, in the relevant interest determination period on which the closing level of the S&P 500® Index is greater than or equal to the coupon barrier level of 1,000.  If the index closing value is less than the coupon barrier level on any index business day, you will not receive any interest for that day.  As a result, investors must be willing to accept the risk of not receiving any contingent monthly coupon during the entire three-year term of the securities.  In addition, if the final index value is less than the index threshold value of 1,000, the payment due at maturity will be less, and possibly significantly less, than the stated principal amount of the securities.  You could lose a significant portion of your initial investment in the securities, subject to the minimum payment at maturity to be determined on the pricing date.  Investors will not participate in any appreciation of the S&P 500® Index.  The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Underlying index:	S&P 500® Index
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	January , 2012
Original issue date:	January , 2012 (3 business days after the pricing date)
Maturity date:	January , 2015
Contingent monthly coupon:
For each interest determination period, a contingent coupon at an annual rate of 7.00% to 8.00% per annum times N/ACT, where:
•      “N” = the total number of index business days in the applicable interest determination period on which the index closing value is greater than or equal to the coupon barrier level of 1,000; and
•      “ACT” = the total number of index business days in the applicable interest determination period.
The actual annual rate will be determined on the pricing date.
If on any index business day over the term of the securities the index closing value is below the coupon barrier level, no interest will accrue for that day.  It is possible that you will receive no contingent coupon on the securities for extended periods of time or even throughout the 3-year term of the securities if the index closing value were to remain below the coupon barrier level.

Payment at maturity:	The payment at maturity for each $1,000 stated principal amount shall equal (in addition to any accrued and unpaid interest):
•	if the final index value is greater than or equal to the index threshold value of 1,000: $1,000.
•
if the final index value is less than the index threshold value of 1,000: $1,000 × (index performance factor + buffer amount).
This amount will be less, and potentially significantly less, than the stated principal amount of $1,000, subject to the minimum payment at maturity that will be determined on the pricing date.

Index performance factor:	The final index value divided by the initial index value.
Index threshold value:	1,000
Buffer amount:
One minus a fraction, the numerator of which is the index threshold value and the denominator of which is the initial index value. The actual buffer amount will be determined on the pricing date. For more information, please see “How the Buffered Range Accrual Securities Work” on page 10.

Minimum payment at maturity:
The stated principal amount times the buffer amount. The actual minimum payment at maturity will be determined on the pricing date. For more information, please see “How the Buffered Range Accrual Securities Work” on page 10.

Initial index value:	The index closing value on the pricing date.
Final index value:	The index closing value on the valuation date.
Valuation date:	January , 2015, subject to postponement for non-index business days and certain market disruption events
Interest determination period:
The monthly period from and including the previous interest determination date (or the original issue date in the case of the first interest determination period) to but excluding the next succeeding interest determination date.

Interest determination dates:	Three business days prior to the related scheduled interest payment date.
Interest payment dates:
The      day of each month, beginning February     , 2012; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day, and provided further that if the maturity date is postponed, the interest payment scheduled for January     , 2015 shall instead be made on the maturity date as postponed.  No adjustment will be made to any interest payment made on such postponed date in either case.

Interest payment period:	Monthly
Index closing value:	The closing value of the underlying index.
Coupon barrier level:	1,000
CUSIP/ISIN:	617482F58 / US617482F589
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer
Per security	$1,000	$	$
Total	$	$	$
(1)
Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $    for each security they sell.  See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”  For additional information, see “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution (Conflicts of Interest”)” in the accompanying prospectus supplement.

  You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Preliminary Pricing Supplement No. 50 dated January 18, 2012
Prospectus Supplement dated November 21, 2011                    Index Supplement dated November 21, 2011                      Prospectus dated November 21, 2011
The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Buffered Range Accrual Securities due January    , 2015
All Payments on the Securities Based on the Performance of the S&P 500® Index

Investment Overview

The Buffered Range Accrual Securities due January    , 2015, All Payments on the Securities Based on the Performance of the S&P 500® Index, which we refer to as the securities, provide an opportunity for investors to earn a contingent monthly coupon based on the number, if any, of index business days in the relevant interest determination period on which the closing level of the S&P 500® Index is greater than or equal to the coupon barrier level of 1,000.  The contingent monthly coupon, if any, will be payable monthly on the contingent payment date, which is the      day of each month, beginning February     , 2012.  It is possible that the index closing value of the underlying index could remain below the coupon barrier level for extended periods of time or even throughout the 3-year term of the securities so that you may receive little or no contingent monthly payments.

If the final index value is greater than or equal to the index threshold value of 1,000, the payment at maturity will be the stated principal amount (plus any accrued and unpaid interest).  However, if the final index value is less than the index threshold value of 1,000, investors will be exposed on a 1:1 basis to the percentage decline of the final index value from the initial index value beyond the buffer amount, which will be determined on the pricing date. Investors could lose a significant portion of their initial investment in the securities, subject to the minimum payment amount at maturity, which will be determined on the pricing date.  Investors in the securities must be willing to accept the risk of losing up a significant amount of their principal and also the risk of not receiving any contingent monthly payment.  In addition, investors will not participate in any appreciation of the underlying index.

Because the index threshold value is fixed but the buffer amount and the minimum payment at maturity will be based upon the extent the initial index value exceeds the index threshold value, and the initial index value will be the closing value of the S&P 500® Index on the pricing date, the buffer amount and the minimum payment at maturity will only be determined on the pricing date. For example, if the initial index value is 1,300, the buffer amount will be approximately 23.077% and the minimum payment at maturity will be approximately $230.77 per security; however, if the initial index value is 1,100, the buffer amount will decline to approximately 9.091% and the minimum payment at maturity will only be approximately $90.91 per security. For your reference, the index closing value on January 17, 2012 was 1,293.67. As a result, you will not know the buffer amount or the minimum payment at maturity at the time you make your investment decision. For more information, please see “How the Buffered Range Accrual Securities Work” on page 10.

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s Financial Services LLC, consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943.

Information as of market close on January 17, 2012:

Bloomberg Ticker Symbol:	SPX
Current Index Value:	1,293.67
52 Weeks Ago:	1,293.24
52 Week High (on 4/29/2011):	1,363.61
52 Week Low (on 10/3/2011):	1,099.23

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Buffered Range Accrual Securities due January    , 2015
All Payments on the Securities Based on the Performance of the S&P 500® Index

Underlying Index Daily Closing Values January 1, 2007 to January 17, 2012

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All Payments on the Securities Based on the Performance of the S&P 500® Index

Key Investment Rationale

The securities do not provide for the regular payment of interest and provide for a minimum payment at maturity significantly lower than the stated principal amount of the security and that will only be determined on the pricing date (plus accrued and unpaid interest, if any).  Instead, the securities offer the opportunity for investors to earn a contingent monthly coupon based on the number of index business days, if any, in the relevant interest determination period on which the closing level of the S&P 500® Index is greater than or equal to the coupon barrier level of 1,000.  In addition, if the final index value is less than the index threshold value of 1,000, investors will be exposed to the decline in the closing value of the S&P 500® Index and the payment at maturity will be less than the stated principal amount of the securities.  The securities provide investors with the opportunity to earn interest at an above-market rate in exchange for the risk of receiving no interest with respect to any index business day on which the S&P 500® Index closes below the coupon barrier level and in exchange for the risk of receiving less than the stated principal amount at maturity. The payment at maturity will vary depending on the final index value as follows:

Scenario 1: The securities accrue interest on each index business day over the term of the securities and you receive the stated principal amount at maturity.
This scenario assumes that the underlying index closes at or above the coupon barrier level on each index business day over the term of the securities and close at or above the index threshold value on the valuation date.  Thus, the securities accrue interest on each index business day over the term of the securities and investors receive the stated principal amount at maturity (plus accrued and unpaid interest).

Scenario 2: The securities accrue interest on some but not all index business days over the term of the securities and you receive the stated principal amount at maturity.
This scenario assumes that the underlying index closes at or above the coupon barrier level on some but not all index business days over the term of the securities and closes at or above the index threshold value on the valuation date.  Thus, the securities accrue interest only on index business days on which the closing level of the S&P 500® Index is greater than or equal to the coupon barrier level.  At maturity, investors receive the stated principal amount (plus any accrued and unpaid interest).

Scenario 3: The securities accrue interest on some but not all index business days over the term of the securities and your payment at maturity is exposed to the negative performance of the underlying index.

This scenario assumes that the underlying index closes at or above the coupon barrier level on some but not all index business days over the term of the securities and closes below the index threshold value on the valuation date.  Thus, the securities accrue interest only on index business days on which the closing level of the S&P 500® Index is greater than or equal to the coupon barrier level.  At maturity, investors receive (in addition to any accrued and unpaid interest) an amount that is less, possibly significantly less, than the stated principal amount.

Scenario 4:  The securities do not accrue interest for any index business day over the term of the securities and your payment at maturity is exposed to the negative performance of the underlying index.

This scenario assumes that the underlying index closes below the coupon barrier level on each index business day over the term of the securities and closes below the index threshold value on the valuation date.  Therefore, investors do not receive any contingent monthly payment during the entire 3-year term of the securities.  At maturity, investors receive an amount that is less, possibly significantly less, than the stated principal amount.

Summary of Selected Key Risks (see page 13)

▪	You could lose a significant portion of your initial investment in the securities.

▪	The buffer amount and minimum payment at maturity will be determined only on the pricing date.

▪	The securities do not provide for regular interest payment.

▪	Investors will not participate in any appreciation in the value of the underlying index.

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Buffered Range Accrual Securities due January    , 2015
All Payments on the Securities Based on the Performance of the S&P 500® Index

▪	The market price of the securities may be influenced by many unpredictable factors, including the value and volatility of the underlying index and the level of market interest rates.

▪	The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.

▪	Investing in the securities is not equivalent to investing in the underlying index or the stocks composing the underlying index.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.

▪	The issuer, its subsidiaries or affiliates may publish research that could affect the market value of the securities.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.

▪	Adjustments to the underlying index by the index publisher could adversely affect the value of the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain.

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Buffered Range Accrual Securities due January    , 2015
All Payments on the Securities Based on the Performance of the S&P 500® Index

Fact Sheet

The securities offered are senior unsecured obligations of Morgan Stanley, do not provide for regular interest payment, provide a minimum payment at maturity significantly lower than the stated principal amount of the security and that will only be determined on the pricing date (plus accrued and unpaid interest, if any) and have the terms described in the accompanying preliminary pricing supplement, prospectus supplement, index supplement and prospectus.  The securities offer the opportunity for investors to earn a contingent monthly coupon based on the number of index business days, if any, in the relevant interest determination period on which the closing level of the S&P 500® Index is greater than or equal to the coupon barrier level of 1,000.  If the index closing value is less than the coupon barrier level on any index business day, you will not receive any interest for that day.  In addition, if the final index value is less than the index threshold value of 1,000, the payment due at maturity will be less, and possibly significantly less, than the stated principal amount of the securities. As a result, investors must be willing to accept the risk of not receiving any contingent monthly coupon during the entire three-year term of the securities and also the risk of receiving less than their initial investment at maturity.  Under this scenario, you could lose a significant portion of your initial investment in the securities, subject to the minimum payment at maturity to be determined on the pricing date. The securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the securities are subject to the credit risk of Morgan Stanley.
Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
January , 2012	January , 2012 (3 business days after the pricing date)	January , 2015, subject to postponement as described below
Key Terms
Issuer:	Morgan Stanley
Underlying index:	S&P 500® Index
Underlying index publisher:	Standard & Poor’s Financial Services LLC
Aggregate principal amount:	$
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Denominations:	$1,000 and integral multiples thereof
Contingent monthly coupon:	For each interest determination period, a contingent coupon at an annual rate of 7.00% to 8.00% per annum times N/ACT, where:
•	“N” = the total number of index business days in the applicable interest determination period on which the index closing value is greater than or equal to the coupon barrier level of 1,000; and
•	“ACT” = the total number of index business days in the applicable interest determination period.

The actual annual rate will be determined on the pricing date.

If on any index business day over the term of the securities the index closing value is below the coupon barrier level, no interest will accrue for that day.  It is possible that you will receive no contingent coupon on the securities for extended periods of time or even throughout the 3-year term of the securities if the index closing value were to remain below the coupon barrier level.

Record date:
The record date for each interest payment date shall be the date one business day prior to such scheduled interest payment date; provided, however, that any interest payable at maturity shall be paid to whom the payment at maturity is due.

Payment at maturity:	The payment at maturity for each $1,000 stated principal amount shall equal (in addition to any accrued and unpaid interest):
•	if the final index value is greater than or equal to the index threshold value of 1,000: $1,000.
•
if the final index value is less than the index threshold value of 1,000: $1,000 × (index performance factor + buffer amount).  This amount will be less, and potentially significantly less, than the stated principal amount of $1,000, subject to the minimum payment at maturity that will be determined on the pricing date.

Index performance factor:	The final index value divided by the initial index value.
Index threshold value:	1,000
Buffer amount:
One minus a fraction, the numerator of which is the index threshold value and the denominator of which is the initial index value. The actual buffer amount will be determined on the pricing date. For more information, please see “How the Buffered Range Accrual Securities Work” on page 10.

Minimum payment at maturity:
The stated principal amount times the buffer amount. The actual minimum payment at maturity will be determined on the pricing date. For more information, please see “How the Buffered Range Accrual Securities Work” on page 10.

Valuation date:	January , 2015, subject to postponement for no-index business days and certain market disruption event.
Risk factors:	Please see “Risk Factors” beginning on page 13.

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Interest determination period:
The monthly period from and including the previous interest determination date (or the original issue date in the case of the first interest determination period) to but excluding the next succeeding interest determination date.

Interest determination dates:	Three business days prior to the related scheduled interest payment date.
Interest payment dates:
The      day of each month, beginning February     , 2012; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day, and provided further that if the maturity date is postponed, the interest payment scheduled for January     , 2015 shall instead be made on the maturity date as postponed.  No adjustment will be made to any interest payment made on such postponed date in either case.

Interest payment period:	Monthly
Initial index value:	The index closing value on the pricing date.
Final index value:	The index closing value on the valuation date.
Index closing value
On any index business day, the official closing value of the underlying index published at the regular official weekday close of trading on such index business day by the underlying index publisher, as determined by the calculation agent.  For additional information, see “Description of Securities–Index Closing Value” in the accompanying preliminary pricing supplement.

Coupon barrier level:	1,000
Day-count convention:	The contingent monthly coupon is calculated from the annual rate on a 30/360 basis.
Postponement of maturity date:
If the scheduled valuation date is a non-index business day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the second business day following that valuation date as postponed.

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	617482F58
ISIN:	US617482F589
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities offered under this document and is superseded by the following discussion.

Significant aspects of the U.S. federal income tax consequences of an investment in the securities are uncertain.  Our counsel has not rendered an opinion as to the proper treatment of the securities for U.S. federal income tax purposes.  Pursuant to the terms of the securities, you have agreed (in the absence of an administrative determination or judicial ruling to the contrary) to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a contingent monthly coupon that will be treated as gross income to you at the time received or accrued in accordance with your method of tax accounting.

Assuming this treatment of the securities is respected, the following U.S. federal income tax consequences should result based on current law:
▪
any contingent monthly coupon on the securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes, and

▪
upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if the U.S. Holder has held the securities for more than one year, and short-term capital gain or loss otherwise.

Non-U.S. Holders should note that we currently intend to withhold on any contingent monthly coupon paid to Non-U.S. Holders and will not be required to pay any additional amounts with respect to amounts withheld.  Please read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual

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Buffered Range Accrual Securities due January    , 2015
All Payments on the Securities Based on the Performance of the S&P 500® Index

regime; the relevance of factors such as the exchange–traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. Accordingly, U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of this notice.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	MS & Co.
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the securities by taking positions in the stocks constituting the underlying index, in futures and/or options contracts on the underlying index or its component stocks listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially affect the initial index value and, as a result, adversely affect the amount of payment you will receive at maturity.  For further information on our use of proceeds and hedging, see “Description of Securities––Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

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Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $       for each security they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” and “—Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the securities.  We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement, index supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.
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How the Buffered Range Accrual Securities Work

Contingent Monthly Coupons

The table below presents examples of hypothetical contingent monthly coupons to be paid on any interest payment date, based on the total number (“N”) of index business days in a monthly interest determination period on which the index closing value is greater than or equal to the coupon barrier level of 1,000.  For illustrative purposes, the table assumes that the interest payment period contains 30 calendar days and that the interest determination period contains 21 index business days.

The table below assumes that the contingent monthly coupon is calculated based on an annual rate of 7.50% ($6.25 per month).  The actual annual rate will be determined on the pricing date. The examples below are for purposes of illustration only and would provide different results if different assumptions were made.  The actual contingent monthly coupons will depend on the actual annual rate, to be determined on the pricing date, the actual number of index business days, if any, in such interest determination period and the actual index closing value on each index business day in such interest determination period.  The numbers appearing in the table below have been rounded for ease of analysis.

N	Hypothetical Contingent Monthly Coupon
0	$0.000 per security
5	$1.488 per security
10	$2.976 per security
15	$4.464 per security
21	$6.250 per security

If the index closing value is less than the coupon barrier level on any index business day, you will not receive any interest for that index business day, and if the index closing value remains below the coupon barrier level on each index business day in any interest determination period, you will receive no interest for that interest determination period.  See “Risk Factors— The securities do not provide for regular interest payments” on page 13.

Payment at Maturity

The payment at maturity depends on whether the final index value is greater than, equal to or less than the index threshold value of 1,000:

•	if the final index value is greater than or equal to the index threshold value of 1,000:

Payment at maturity = $1,000; or
•	if the final index value is less than the index threshold value of 1,000:
Payment at maturity = $1,000 × (index performance factor + buffer amount);
where:
index performance factor = final index value / initial index value;
buffer amount = 1 – (index threshold value / initial index value); and
index threshold value = 1,000

If the final index value is less than the index threshold value of 1,000, the payment at maturity will be less, and possibly significantly less, than the stated principal amount of the securities, subject to the minimum payment at maturity, which equals $1,000 × buffer amount.

Because the index threshold value is fixed but the buffer amount and the minimum payment at maturity will be based upon the extent the initial index value exceeds the index threshold value, and the initial index value will be the closing value of the

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S&P 500® Index on the pricing date, you will not know the buffer amount or the minimum payment at maturity at the time you make your investment decision. For example, if the initial index value is 1,300, the buffer amount will be approximately 23.077% and the minimum payment at maturity will be approximately $230.77 per security; however, if the initial index value is 1,100, the buffer amount will decline to approximately 9.091% and the minimum payment at maturity will only be approximately $90.91 per security. For your reference, the index closing value on January 17, 2012 was 1,293.67.

Examples

The following examples assume that the contingent monthly coupon is calculated based on an annual rate of 7.50% ($6.25 per month) and that the initial index value is 1,300 and thus the buffer amount is 1 – (1,000 / 1,300) = 23.077% . The actual buffer amount will be determined on the pricing date. The following examples reflect that the term of the securities comprises 36 interest determination periods and assume that each interest determination period contains 21 index business days.  In addition, for illustrative purposes, the following examples assume that the securities pay the same amount of contingent monthly coupon with respect to each interest determination period over the term of the securities.  The actual contingent monthly coupons will depend on the actual number of index business days, if any, in the relevant interest determination period on which the closing level of the S&P 500® Index is greater than or equal to the coupon barrier level and may vary from month to month.

Example 1. In each interest determination period, the index closing value is below the coupon barrier level on every index business day.  On the valuation date, the index closing value is zero.

Because the index closing value is below the coupon barrier level on every index business day in each interest determination period, there is no contingent monthly coupon throughout the term of the securities.

Because the final index value is 0 and is therefore less than the index threshold value of 1,000, the payment at maturity is $1,000 × (index performance factor + buffer amount) = $1,000 × (0% + 23.077%) = $230.77 per security.

The total payment over the term of the securities is $0 + $230.77 = $230.77 per security and the investor loses $769.23 of his initial investment.

Example 2. In each interest determination period, the index closing value is below the coupon barrier level on every index business day.  On the valuation date, the index closing value is 650 (50% of the hypothetical initial index value).

Because the index closing value is below the coupon barrier level on every index business day in each interest determination period, there is no contingent monthly coupon throughout the term of the securities.

Because the final index value is 650 and is therefore less than the index threshold value of 1,000, the payment at maturity is $1,000 × (index performance factor + buffer amount) = $1,000 × (50% + 23.077%)  = $730.77 per security.

The total payment over the term of the securities is $0 + $730.77 = $730.77 per security and the investor loses $269.23 of his initial investment.

Example 3. In each interest determination period, the index closing value is at or above the coupon barrier level on 10 out of 21 index business days.  On the valuation date, the index closing value is 975 (75% of the hypothetical initial index value).

Because the index closing value is at or above the coupon barrier level on 10 out of 21 index business days in each interest determination period, the contingent monthly coupon is $6.25 × 10/21 = $2.976, totaling $2.976 × 36 = $107.136 over the term of the securities.

Because the final index value is 975 and is therefore less than the index threshold value of 1,000, the payment at maturity is $1,000 × (index performance factor + buffer amount) = $1,000 × (75% + 23.077%)  = $980.77 per security.

The total payment over the term of the securities is $107.136 + $980.77  = $1,087.906 per security.

Example 4. In each interest determination period, the index closing value is at or above the coupon barrier level on 15 out of 21 index business days.  On the valuation date, the index closing value is 1,170 (90% of the hypothetical initial index value).

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Because the index closing value is at or above the coupon barrier level on 15 out of 21 index business days in each interest determination period, the contingent monthly coupon is $6.25 × 15/21 = $4.464, totaling $4.464 × 36 = $160.704 over the term of the securities.

Because the final index value is 1,170 and is therefore greater than the index threshold value of 1,000, the payment at maturity is $1,000.

The total payment over the term of the securities is $160.704 + $1,000 = $1,160.704 per security.

Example 5. In each interest determination period, the index closing value is at or above the coupon barrier level on every index business day.  On the valuation date, the index closing value is 1,950 (150% of the hypothetical initial index value).

Because the index closing value is at or above the coupon barrier level on every index business day in each interest determination period, the contingent monthly coupon is $6.25 × 21/21 = $6.25, totaling $6.25 × 36 = $225 over the term of the securities.

Because the final index value is 1,950 and is therefore greater than the index threshold value of 1,000, the payment at maturity is $1,000 per security.

The total payment over the term of the securities is $225 + $1,000 = $1,225 per security.  In this example, although the underlying index has appreciated by 50% from its initial index value on the valuation date, you would only receive $1,000 per security at maturity as you would not benefit from such appreciation.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement, prospectus supplement, index supplement and prospectus.  We also urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the securities.

▪
You could lose a significant portion of your initial investment in the securities. The terms of the securities differ from those of ordinary debt securities in that the securities provide a minimum payment at maturity significantly lower than the stated principal amount of the security and that will be determined on the pricing date (plus accrued and unpaid interest, if any), subject to the credit risk of Morgan Stanley.  At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based upon the final index value.  If the final index value is greater than or equal to the index threshold value of 1,000, you will receive the stated principal amount of $1,000 per security (plus any accrued and unpaid interest).  If the final index value is less than the index threshold value of 1,000, you will receive (in addition to any accrued and unpaid interest) an amount in cash that is less than the $1,000 stated principal amount of each security by an amount proportionate to the decline in the value of the underlying index beyond the buffer amount, which will be determined on the pricing date.  You could lose a significant portion of your initial investment in the securities, subject to the minimum payment at maturity to be determined on the pricing date.  See “How the Buffered Range Accrual Securities Work” on page 10.

▪
The buffer amount and minimum payment at maturity will be determined only on the pricing date. Because the index threshold value is fixed but the buffer amount and the minimum payment at maturity will be based upon the extent the initial index value exceeds the index threshold value, and the initial index value will be the closing value of the S&P 500® Index on the pricing date, the buffer amount and the minimum payment at maturity will only be determined on the pricing date.

For example, if the initial index value is 1,300, the buffer amount will be approximately 23.077% and the minimum payment at maturity will be approximately $230.77 per security; however, if the initial index value is 1,100, the buffer amount will decline to approximately 9.091% and the minimum payment at maturity will only be approximately $90.91 per security. For your reference, the index closing value on January 17, 2012 was 1,293.67.

As a result, you will not know the buffer amount or the minimum payment at maturity at the time you make your investment decision. For more information, please see “How the Buffered Range Accrual Securities Work” on PS-8.

▪
The securities do not provide for regular interest payments.  The terms of the securities differ from those of ordinary debt securities in that they do not provide for the regular payment of interest.  The securities will pay the annual rate of 7.00% to 8.00% per annum but only for each index business day on which the closing level of the S&P 500® Index is at or above the coupon barrier level of 1,000.  The actual annual rate will be determined on the pricing date.  No interest will accrue for any index business day that the index closing value is below the coupon barrier level.  It is possible that the index closing value will remain below the coupon barrier level for extended periods of time or even for the entire 3-year term of the securities so that you will receive no contingent monthly coupons.

▪
Investors will not participate in any appreciation in the value of the underlying index.  Investors will not participate in any appreciation in the value of the underlying index from the initial index value, and the return on the securities will be limited to the contingent monthly coupons, if any, that are paid on the securities.  For example, if on the valuation date, the underlying index has appreciated 50% from the initial index value, the payment at maturity would be limited to the stated principal amount of $1,000 (plus accrued and unpaid interest, if any).  Under this scenario, although the underlying index has substantially increased, your principal payment at maturity is not correspondingly increased and at maturity, the securities only provide for the payment of your initial investment (in addition to any accrued and unpaid interest).

▪
The market price will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market.  We expect that generally the level of interest rates available in the market and the value of the underlying index on any day will affect the value of the securities more than any other factors.  Other factors that may influence the value of the securities include:

o	the volatility (frequency and magnitude of changes in value) of the underlying index,

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o	whether the index closing value of the underlying index is currently or has been below the coupon barrier level or the index threshold value on any index business day,

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component stocks of the underlying index or securities markets generally and which may affect the value of the underlying index,

o	dividend rates on the securities underlying the underlying index,

o	the time remaining until the securities mature,

o	interest and yield rates in the market,

o	the availability of comparable instruments,

o	the composition of the underlying index and changes in the constituent stocks of such index, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial discount from the stated principal amount of $1,000 per security if the value of the underlying index at the time of sale is below the coupon barrier level or the index threshold value or if market interest rates rise.

You cannot predict the future performance of the underlying index based on its historical performance.  The value of the underlying index may decrease and be below the coupon barrier level on each index business day over the term of the securities so that you will receive no return on your investment.  There can be no assurance that the index closing value of the underlying index will be at or above the coupon barrier level on any index business day so that you will receive any contingent monthly coupon during the term of the securities.  See “Historical Information” on page 17.

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities on each interest payment date or at maturity, and therefore you are subject to the credit risk of Morgan Stanley.  The securities are not guaranteed by any other entity.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪
Not equivalent to investing in the underlying index.  Investing in the securities is not equivalent to investing in the underlying index or its component stocks.  Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

▪
The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary

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market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Hedging and trading activity by our subsidiaries could potentially affect the value of the securities.  One or more of our subsidiaries expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index.  Some of our subsidiaries also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value and, as a result, adversely affect the amount of payment you will receive at maturity.  Additionally, such hedging or trading activities during the term of the securities could potentially decrease the value of the underlying index over the term of the securities, including on the valuation date, and accordingly, increase the risk that interest will not accrue on any specific index business day and increase the risk that you will be paid less than the stated principal amount at maturity.

▪
The issuer, its subsidiaries or affiliates may publish research that could affect the market value of the securities.  The issuer or one or more of its affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally, the underlying index and on each of the components making up the underlying index. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may adversely affect the market value of the securities.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, MS & Co. will determine the initial index value, the buffer amount, the minimum payment at maturity the final index value, the index closing value on each index business day over the term of the securities, the amount of contingent monthly coupon, if any, to be paid on each interest payment date, whether a market disruption event has occurred, and the payment that you will receive at maturity.  Any of these determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a market disruption event or discontinuance of the underlying index, may adversely affect the payout to you at maturity and the contingent monthly payments.

▪
Adjustments to the underlying index could adversely affect the value of the securities. The publisher of the underlying index may add, delete or substitute the component stocks of the underlying index or make other methodological changes that could change the value of the underlying index.  Any of these actions could adversely affect the value of the securities.  The publisher of the underlying index may also discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  The calculation agent could have an economic interest that is different than that of investors in the securities insofar as, for example, the calculation agent is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.  If the calculation agent determines that there is no appropriate successor index on any day on which the index closing value is to be determined, the index closing value for such day will be based on the stocks underlying the discontinued underlying index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent, in accordance with the formula for calculating the index closing value last in effect prior to discontinuance of the underlying index.

▪
The U.S. federal income tax consequences of an investment in the securities are uncertain.  Please read the discussion under “Fact Sheet – General Information – Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities.  If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one possible treatment, U.S. Holders could be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income is higher than with non-buffered equity-linked securities.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the

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tax treatment described in the Tax Disclosure Sections.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax.  Non-U.S. Holders should note that we currently intend to withhold on any contingent monthly coupon paid to Non-U.S. Holders and will not be required to pay any additional amounts with respect to amounts withheld.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Information about the Underlying Index

The S&P 500® Index.  The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s Financial Services LLC (“S&P”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “The S&P 500® Index” in the accompanying index supplement.

License Agreement between S&P and Morgan Stanley.  “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Morgan Stanley.  See “The S&P 500® Index —License Agreement between S&P and Morgan Stanley” in the accompanying index supplement.

Historical Information

The following table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the period from January 1, 2007 through January 17, 2012.  The closing value of the underlying index on January 17, 2012 was 1,293.67.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the level of the underlying index on any observation date.

S&P 500® Index	High	Low	Period End
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter	1,353.22	1,119.46	1,131.42
Fourth Quarter	1,285.09	1,099.23	1,257.60
2012
First Quarter (through January 17, 2012)	1,295.50	1,277.06	1,293.67

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